Exhibit 10.1

AMENDMENT TO THE
JAMES RIVER GROUP HOLDINGS, LTD. 2014 LONG-TERM INCENTIVE PLAN

WHEREAS, James River Group Holdings, Ltd. (“Company”) previously adopted the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan (“Plan”);

WHEREAS, the Company reserved the right to amend the Plan; and

WHEREAS, subject to the approval of shareholders, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, Section 4(a) of the Plan is hereby amended in its entirety to read as follows, effective as of the date such amendment is approved by the shareholders of the Company:

(a) Shares Available. Subject to adjustment in accordance with Section 13(f), a total of three million one hundred seventy one thousand one hundred fifty (3,171,150) Shares shall be available for the grant of Awards under the Plan, plus an additional one million (1,000,000) Shares as approved by shareholders on May 2, 2017; provided that no more than five hundred thousand (500,000) of such additional Shares shall be available for the grant of Awards that are not Share Appreciation Right or Share Option Awards; and provided further that, no more than three million (3,000,000) Shares in the aggregate may be granted as Incentive Share Options under this Plan. Shares issued under this Plan may be authorized and unissued Shares or issued Shares held as treasury Shares. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Share Appreciation Right or Share Option, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Share Option or Share Appreciation Right, or (iii) Shares repurchased on the open market with the proceeds of a Share Option exercise price.

IN WITNESS WHEREOF, this Amendment is hereby executed by a duly authorized officer of the Company this 2nd day of May, 2017.

JAMES RIVER GROUP HOLDINGS, LTD.

/s/ Robert P. Myron
Name: Robert P. Myron
Title: President and Chief Operating Officer